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                                                                      EXHIBIT 12

                      CII FINANCIAL, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                     FOR THE YEAR ENDED     SIX MONTHS ENDED
                                        DECEMBER 31,            JUNE 30,
                                   ---------------------- ---------------------
                                      1994        1993       1995       1994
                                   ----------- ---------- ---------- ----------
Income Before Federal Income Tax.. $11,045,000 $5,202,000 $3,494,000 $2,937,000
Fixed Charges.....................   4,883,000  4,602,000  2,677,000  2,335,000
                                   ----------- ---------- ---------- ----------
Earnings Before Fixed Charges..... $15,928,000 $9,804,000 $6,171,000 $5,272,000
                                   =========== ========== ========== ==========
Fixed Charges
 25% of Office Rent............... $   425,000 $  346,000 $  223,000 $  205,000
 Interest Expense.................   4,458,000  4,256,000  2,454,000  2,130,000
                                   ----------- ---------- ---------- ----------
Total Fixed Charges............... $ 4,883,000 $4,602,000 $2,677,000 $2,335,000
                                   =========== ========== ========== ==========
Ratio of Earnings to Fixed
 Charges..........................           3          2          2          2
                                   =========== ========== ========== ==========
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